Exhibit 4.1 DESCRIPTION OF NXP ORDINARY SHARES The following description of the material terms of the NXP ordinary shares is a summary only and is not a complete description of such terms. The rights of the holders of NXP ordinary shares will be governed by Dutch law and the articles of association of NXP. Authorized Share Capital The articles of association of NXP provide for two classes of shares, 430,503,000 NXP ordinary shares and 645,754,500 cumulative preferred shares. The cumulative preferred shares are divided into one series numbered PA, consisting of 430,503,000 cumulative preferred shares and one series numbered PB, consisting of 215,251,500 cumulative preferred shares. All shares have a par value of EUR 0.20 each. Issuance of NXP Ordinary Shares NXP ordinary shares are issued pursuant to a resolution proposed by the NXP board and adopted by the NXP general meeting. The NXP board is authorized to issue shares if the NXP board has been authorized to do so by the NXP general meeting for a period not exceeding five years. Pre-emptive rights Upon the issuance of NXP ordinary shares, each holder of NXP ordinary shares has a pre-emptive right in proportion to the aggregate amount of its NXP ordinary shares. Holders of NXP ordinary shares do not have pre-emptive rights upon an issuance of NXP ordinary shares to NXP employees, an issuance of NXP ordinary shares against a contribution in kind or an issuance of cumulative preferred shares. Pre-emptive rights can be restricted or excluded by the NXP general meeting, or by the NXP board if thereto authorized by the NXP general meeting for a period not exceeding five years. Transfer of NXP Ordinary Shares NXP ordinary shares can be transferred by private deed to which the transferor and the transferee are a party. All NXP ordinary shares traded on NASDAQ are included in the DTC-system and delivery of those shares will take effect through the clearing and settlement facilities of DTC. Form of NXP Ordinary Shares NXP ordinary shares are issued in registered form only. No share certificates are issued for NXP ordinary shares. Repurchase of NXP Ordinary Shares NXP is permitted to acquire fully paid-up shares in its own capital at any time if no consideration is paid therefor. Furthermore, subject to certain provisions of Dutch law and the articles of association of NXP, NXP is permitted to repurchase fully paid-up shares in its own share capital if (i) the portion of NXP’s equity that exceeds the aggregate of the paid-up and called-up part of the share capital and the reserves that must be maintained pursuant to Dutch law or the articles of association of NXP is at least equal to the aggregate purchase price paid in the repurchase and (ii) the aggregate par value of the shares to be acquired, and of any shares already held, by NXP and its subsidiaries does not exceed one-half of NXP’s issued capital.

Exhibit 4.1 NXP will only be able to repurchase its shares following a resolution of the NXP board, acting pursuant to an authorization for the repurchase of shares granted by the NXP general meeting not exceeding a period of 18 months. No authorization of the NXP general meeting is required if NXP shares are acquired by NXP for transfer to employees of NXP or its subsidiaries pursuant to a compensation scheme. Capital Reduction The NXP general meeting may resolve to reduce the issued share capital by reducing the par value of the shares through an amendment to the articles of association of NXP or by cancelling shares. Only NXP ordinary shares held by NXP can be cancelled. Dividends and Other Distributions The profits earned by NXP in a financial year will be distributed as follows: • If any cumulative preferred shares series PA are outstanding, a preferred dividend will be paid on each outstanding cumulative preferred share of series PA in an amount equal to 12-month EURIBOR plus up to 300 basis points as determined by the NXP board to be calculated over the paid-up part of the par value of the cumulative preferred shares and any unpaid preferred dividends relating to prior years. • If in a given financial year no profit is made or the profits are insufficient to allow for the full payment of the preferred dividend on the cumulative preferred shares series PA, the deficit will be charged to the distributable reserves. If the distributable reserves are not sufficient either, the profits earned in subsequent years will be applied first to clear the deficit on the cumulative preferred shares series PA. • After payment in full on the cumulative preferred shares series PA, a distribution will be made on the cumulative preferred shares series PB. The immediately preceding two bullets above apply mutatis mutandis on the payment of distributions on the cumulative preferred shares series PB. • Any amount of profits remaining after the payment described in the immediately preceding three bullets above will be carried to the reserve as the NXP board may deem necessary. • The then remaining profits are at the free disposal of the NXP general meeting. Distributions of profits will be permitted only to the extent of that portion of NXP’s equity that exceeds the aggregate of the paid-up and called-up part of the share capital and the reserves that must be maintained pursuant to Dutch law or the articles of association of NXP. Distributions will be paid after the adoption of NXP’s annual accounts, except that the NXP board may pay interim distributions to be charged against the distribution of profits if it appears from NXP’s interim accounts that the requirements for the distribution of profits will be satisfied. General Meeting An NXP general meeting will be held at least once a year within six months after the end of the financial year. NXP general meetings are held in the Netherlands, in the municipality of Amsterdam, The Hague, Eindhoven, Haarlemmermeer, Rotterdam or Utrecht.

Exhibit 4.1 Notice of an NXP general meeting will be given at least 15 days before the date of the meeting. The record date for the NXP general meeting will be 28 days prior to the date of the meeting. NXP shareholders (individually or collectively) representing at least 3% of NXP’s issued share capital will be entitled to include items on the agenda of any NXP general meeting. The request must be made by such shareholders at the latest 60 days before the date the NXP general meeting. One or more NXP shareholders representing (individually or collectively) at least 10% of NXP’s issued share capital may request the Dutch court to order that an NXP general meeting be held and may on their application be authorized by the court to convene an NXP general meeting. The court will refuse the application only if the applicants have not previously requested the NXP board to convene an NXP general meeting and the NXP board has not taken the necessary steps so that the NXP general meeting could be held within six weeks after the request. Voting Rights and Quorum Each NXP ordinary share confers the right to cast one vote at the NXP general meeting. Resolutions proposed to the NXP general meeting by the NXP board are adopted by a simple majority of the votes cast unless Dutch law or the articles of association of NXP provide otherwise. Resolutions proposed by NXP shareholders require a resolution adopted by a two-thirds majority of the votes cast, which two-thirds majority represents at least half of the issued share capital. Subject to any provision of Dutch law and any higher quorum requirement stipulated by the articles of association, the general meeting can only pass resolutions if at least the majority of the issued and outstanding shares in NXP’s capital are present or represented at such general meeting. Blank votes and invalid votes will be regarded as not have been cast. No votes may be cast in respect of NXP ordinary shares that are held by NXP or its subsidiaries. Amendment to the Articles of Association The NXP general meeting is authorized to amend the articles of association of NXP, but only upon proposal by the NXP board. If a proposal to amend the articles of association of NXP is to be made at an NXP general meeting the notice convening the general meeting will state so. A copy of the proposal will be kept available at NXP’s corporate seat in Eindhoven, the Netherlands, and such other locations as the NXP board determines for inspection by NXP shareholders until the conclusion of the NXP general meeting. Major Transactions, Mergers, Demergers and Dissolution Resolutions of the NXP board regarding significant changes in the identity or nature of NXP or its businesses must be approved by the NXP general meeting. Significant changes in the identity or nature of NXP or its businesses include: • the transfer of all or nearly all of the businesses of NXP to a third party; • entering into or terminating a long-term cooperation of NXP with a third party, if such cooperation is of major significance to NXP; • becoming or withdrawing as a fully liable partner in a limited partnership or general partnership if such partnership is of major significance to NXP; or

Exhibit 4.1 • acquiring or disposing of participating interests in the capital of any legal entity at a value at least equal to one third of the sum of the assets of NXP as shown on its consolidated balance sheet according to the most recently adopted annual accounts (which accounts are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (IFRS)). The resolution to enter into a legal merger or demerger or to dissolve NXP is adopted by the NXP general meeting on a proposal of the NXP board. In the event NXP is dissolved, the NXP board will be the liquidators of its assets, unless the NXP general meeting appoints other liquidators. Listing The NXP ordinary shares are listed on NASDAQ under the ticker symbol “NXPI.” Anti-Takeover Provisions Under Dutch law various protective measures are as such possible and admissible, within the boundaries set by Dutch case law and Dutch statutory law. NXP’s articles of association authorize the issuance of cumulative preferred shares as a separate class of equity securities that could be issued for defensive purposes. Such shares would typically have both a liquidation and dividend preference over the NXP ordinary shares and otherwise accrue cash dividends at a fixed rate. As the issuance of preferred shares must be first adopted by the NXP general meeting on a proposal of the NXP board, any issuance of preferred shares for defensive purposes must first be approved by a majority of shareholders. Currently, no such preferred shares are issued or outstanding and currently, the NXP board has not been authorized to issue such preferred shares.